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Exhibit 5.2


                      VERSATEL TELECOM INTERNATIONAL N.V.
                                 EXCHANGE OFFER



VersaTel Telecom International N.V.
Paalbergweg 36
1105 BV Amsterdam-Zuidoost
The Netherlands


     We are acting as special legal counsel in the Netherlands on matters of Dutch law to VersaTel Telecom International N.V. (pursuant to an amendment of the articles of association of VersaTel Telecom B.V.) (the "Company") in connection with the filing by the Company of a registration statement on Form F-4 with the United States Securities and Exchange Commission (the "Registration Statement"). Pursuant to the Registration Statement, up to $225,000,000 aggregate principal amount of the Company's outstanding 13 1/4% Senior Notes due 2008 (the "Outstanding Notes") are exchangeable for up to a like principal amount of the Company's 13 1/4% Senior Notes due 2008 (the "Exchange Notes" and together with the Outstanding Notes, the "Notes"). The exchange of the Exchange Notes will be made pursuant to an indenture (the "Indenture") dated as of May 27, 1998 between the Company and United States Trust Company of New York, as trustee (the "Trustee"), registrar, paying agent and transfer agent.

     In rendering this opinion, we have examined and relied upon the following documents:

     (1) an executed copy of the Purchase Agreement (the "Purchase Agreement") dated May 20, 1998, between Lehman Brothers Inc. as Initial Purchaser and the Company;

     (2)  an executed copy of the Indenture;

     (3) a specimen of the Outstanding Notes and a form of the Exchange Notes contained in the Indenture;

     (4) an executed copy of the Escrow Agreement (the "Escrow Agreement"), dated as of May 27, 1998 among the Company, the Escrow Agent and the Trustee as defined therein;


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          (5)  an executed copy of the Registration Rights Agreement (the
     "Registration Rights Agreement"), dated as of May 27, 1998 between the Company and the Initial Purchaser;

          (6) a copy of the Preliminary Offering Memorandum (the "Preliminary Offering Memorandum") in relation to the issue of the Notes, dated April 30, 1998 and the Offering Memorandum (the "Offering Memorandum") in relation to the issue of the Notes, dated May 20, 1998;

          (7) an excerpt dated October 22, 1998 of the registration of the Company in the Trade Register of the Chamber of Commerce of Amsterdam, the Netherlands (the "Excerpt");

          (8) the articles of association (statuten) of the Company dated October 15, 1998, as, according to the Excerpt, deposited with the Trade Register and being in force on the date hereof (the "Articles");

          (9) a copy of the Deed of Incorporation of the Company (the "Deed of Incorporation"), executed on October 10, 1995, before Mr. Albert Peter van Lidth de Jeude, civil-law notary, officiating in Amsterdam, the Netherlands;

          (10) copies of the minutes of the extraordinary general meetings of shareholders of the Company held on March 16, 1998, April 17, 1998 and May 19, 1998 and a copy of the minutes of the meetings of the supervisory board of the Company held on March 31, 1998 and May 20, 1998 respectively, pertaining to, inter alia, the approval of the entering into by the Company of the Agreements;

and such other documents and such treaties, laws, rules, regulations, and the like, as we have deemed necessary as a basis for the opinions hereinafter expressed.

          The documents referred to under (1) through (5) above shall hereinafter collectively be referred to as: the "Agreements".

          We have assumed:

          (i)  the genuineness of all signatures;

          (ii) the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals;

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          (iii)     the conformity to the originals of all documents submitted to us as copies;

          (iv) that the deed of incorporation of the Company dated October 10, 1995, is a valid notarial deed (authentieke akte), that the contents thereof are correct and complete, and that there were no defects in the incorporation (not appearing on the face of the deed of incorporation) on the basis of which a court might dissolve the Company. No defects in the incorporation appear on the face of the Deed of Incorporation.

          (v) that the Company has not been dissolved (ontbonden), granted a suspension of payments (surseance verleend), or declared bankrupt (failliet verklaard); although not constituting conclusive evidence thereof, our assumption is supported by (a) the contents of the Excerpt, and (b) information obtained by telephone today from the bankruptcy clerk's office (faillissementsgriffie) of the District Court of Amsterdam;

          (vi) that the Articles are the articles of association (statuten) of the Company as in force on the date hereof. Although not constituting conclusive evidence thereof, our assumption is supported by the contents of the Excerpt;

          (vii) that the resolutions referred to above under (10),(a) have been made with due observance of the articles of association in force at the time; (b) correctly reflect and are the only resolutions made by the general meeting of the shareholders and the supervisory board of the Company in respect of the entering into of the Agreements by the Company, and (c) have not been and will not be amended or revoked or declared null and void by a competent court.

          Based on the foregoing and subject to any factual matters or documents not disclosed to us in the course of our investigation, and subject to the qualifications and limitations stated hereafter, we are of the opinion that:

          A. The Company has been duly incorporated and is validly existing as a "naamloze vennootschap met beperkte aansprakelijkheid" (company with limited liability) under the laws of the Netherlands.

          B. The Exchange Notes, to be exchanged for the Outstanding Notes as contemplated in the Registration Statement, have been duly authorized and, when duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, will constitute the legal, valid, binding and enforceable obligations of the Company, except that enforcement thereof may be limited by bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfer), reorganization, moratorium and other similar laws relating to or affecting enforcement of creditors'


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     rights generally and by general principles of equity (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

          C. The choice of New York law as the law governing the Exchange Notes is valid and binding under the laws of the Netherlands, except (i) to the extent that any term of the Agreement or any provision of New York law applicable to the Agreements is manifestly incompatible with the public policy (ordre public) of the Netherlands, and except (ii) that a Dutch court may give effect to mandatory rules of the laws of another jurisdiction with which the situation has a close connection, if and insofar as, under the laws of that other jurisdiction those rules must be applied, whatever the chosen law.

          In rendering the opinions expressed herein, we have, with your approval, relied without independent investigation as to all matters governed by or involving conclusions under the federal law of the United States of America and the law of the State of New York, upon the opinion (including the qualifications, assumptions and limitations expressed therein) of Shearman & Sterling, United States counsel to the Company, of even date herewith.

          In addition to the other assumptions and qualifications contained herein, this opinion letter is further subject to the following qualification:

          In the absence of an applicable treaty between the United States and the Netherlands, a judgement rendered by a United States court will not be enforced by the courts in the Netherlands. In order to obtain a judgement which is enforceable in the Netherlands the claim must be relitigated before a competent Dutch court.

          We express no opinion on any law other than the law of the Netherlands as it currently stands and has been interpreted in published case law of the courts of the Netherlands as per the date hereof. We express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or other regulations of general application).

          In this opinion Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. This opinion may, therefore, only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Netherlands law and be brought before a Dutch court.
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     This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations or warranties, or other information, or any other document examined in connection with this opinion except as expressly confirmed herein.

     This opinion is addressed to you and may only be relied upon by you in connection with the transactions to which the Registration Statement relates, and may not be relied upon by, or (except as required by applicable law) be transmitted to, or filed with any other person, firm, company, or institution without our prior written consent, except Shearman & Sterling who may rely on this opinion to the same extent as if such opinion were addressed to it.

Yours sincerely,